SXC Health Solutions Corp.

Exhibit 99.1

SXC Health Solutions Announces Record First Quarter Financial Results
- Strong start to 2012 leads to revenue growth of 56% and gross profit increase of 74% -
- Record level of EBITDA in the quarter -

Lisle, Illinois, May 3, 2012 - SXC Health Solutions Corp. (“SXC” or the “Company”) (NASDAQ: SXCI, TSX: SXC), a leading provider of technology and pharmacy benefit management (“PBM”) services, announces its financial results for the three-month period ended March 31, 2012.

Q1 2012 Highlights

•	Revenue grew 56% on a year over year basis to $1.7 billion, compared to $1.1 billion in Q1 2011

•	Gross profit increased 74% to $110.4 million, compared to $63.6 million in Q1 2011

•	Net income increased 44% to $26.3 million, or $0.42 per share (fully-diluted), compared to $18.3 million, or $0.29 per share (fully-diluted), in Q1 2011

•	EBITDA¹ increased 62% to $54.4 million, compared to $33.5 million in Q1 2011

•	Non-GAAP adjusted earnings per share¹ (fully-diluted), increased 58% to $0.52, compared to $0.33 in Q1 2011

•	Cash from operations increased to $56.2 million compared to $0.8 million in Q1 2011

•	Adjusted prescription claim volume¹ for the PBM segment increased 61.5% to 34.4 million, compared to 21.3 million in Q1 2011

•	Transaction processing volume for the HCIT segment increased to 119.4 million compared to 99.2 million in Q1 2011

•	Generic dispense rate increased to 80% compared to 78% in Q1 2011

•	Successfully converted one HCIT client to PBM services in the quarter

•	Completed the acquisition of HealthTran LLC (“HealthTran”), a full-service pharmacy benefit manager

•	Awarded $1.2 billion contract over a 3 year term with Blue Cross & Blue Shield of Rhode Island

•	Announced merger with Catalyst Health Solutions, Inc. (NASDAQ: CHSI), subsequent to the end of the period

“Q1 was another quarter where we were hitting on all cylinders and utilizing the momentum we have built. Our results from operations continue to set new records due to successfully executing our plan, and these strong results have set the table for a successful 2012. Our contract win with Blue Cross & Blue Shield of Rhode Island continues to showcase our ability to successfully compete for some of the largest health plan opportunities in the market. The integration of HealthTran continued to move along successfully and provided a positive impact to our Q1 results. Along with these great results, the Company has been energized with our recently announced merger with Catalyst, and we're all looking forward to entering the next chapter of SXC. All of these factors have put us in a great position to deliver a record setting 2012 and continued growth moving forward," said Mark Thierer, Chairman and CEO of SXC.

SXC Health Solutions Corp.

Financial Review

Revenue and Gross Profit segmented by PBM and HCIT:
SXC evaluates segment performance based on revenue and gross profit. Reconciliations of the Company's business segments to the consolidated financial statements for the three months ended March 31, 2012 and 2011 are as follows:

Three months ended March 31, (unaudited, in thousands)

	PBM		HCIT		Consolidated
	2012	2011	2012	2011	2012	2011
Revenue	$1,681,145	$1,071,923	$35,952	$25,729	$1,717,097	$1,097,652
Cost of revenue	1,590,189	1,020,188	16,519	13,886	1,606,708	1,034,074
Gross profit	$90,956	$51,735	$19,433	$11,843	$110,389	$63,578
Gross profit %	5.4%	4.8%	54.1%	46.0%	6.4%	5.8%

PBM Revenue
PBM revenue increased $0.6 billion, or 56.8%, to $1.7 billion in Q1 2012 compared to $1.1 billion in Q1 2011. The increase in revenue is primarily due to increased prescription claim volume as a result of new customer wins, conversion of clients from HCIT to full service PBM contracts, as well as revenues generated from the acquisition of HealthTran, which closed in January 2012.

HCIT Revenue
HCIT revenue increased $10.2 million, or 39.7%, to $36.0 million in Q1 2012 compared to $25.7 million in Q1 2011. The increase was primarily due to an increase in revenues earned from transaction processing as well as revenues from HealthTran's HCIT customer base.

Consolidated Gross Profit
Gross profit for Q1 2012 increased $46.8 million, or 73.6%, to $110.4 million compared to $63.6 million in Q1 2011, mostly due to incremental PBM revenues generated from new customer starts in 2012 and the HealthTran acquisition. Gross profit percentage increased to 6.4% of revenue in Q1 2012 from 5.8% of revenue in Q1 2011 due to the higher gross profit percentage from both PBM and HCIT segments, due in part to the HealthTran acquisition, as well as higher utilization of generics and specialty medications.

Selling, General and Administration (“SG&A”) Costs
SG&A costs for Q1 2012 were $53.6 million compared to $27.4 million in Q1 2011. SG&A costs consist primarily of employee costs in addition to professional services costs, facilities and costs not related to cost of revenue. SG&A costs have increased due to the addition of operating costs related to the Company's recent acquisitions, including HealthTran and PTRX Inc. as well as additional resources added to support the growth of the PBM segment.

Net Income
The Company reported Q1 2012 net income of $26.3 million, or $0.42 per share (fully-diluted), compared to $18.3 million, or $0.29 per share (fully-diluted), in Q1 2011.

SXC Health Solutions Corp.

Adjusted EPS¹ (fully-diluted), which excludes all transaction-related amortization of intangible assets, net of tax, increased 58% to $0.52 per share (fully-diluted), compared to $0.33 per share (fully-diluted) in Q1 2011.

EBITDA¹
Q1 2012 EBITDA increased 62% to $54.4 million compared to $33.5 million in Q1 2011. The growth in EBITDA was due primarily to new contract wins, increased utilization of cost effective generics as well as additional business generated from the recent acquisitions and their associated synergies.

Cash from Operations
For Q1 2012, the Company generated $56.2 million of cash from operations, compared to $0.8 million generated in cash from operations during Q1 2011. The increased transaction volume in the PBM segment, propelled by new customer starts during Q1 2012, as well as the additional business generated as a result of the Company's recent acquisitions, were the primary drivers of increased operating cash flow during Q1 2012.

2012 Full Year Financial Guidance
With today's announcement, SXC is re-affirming its 2012 full year financial targets, which does not take into account the impact of the transaction, or related costs of the Company's announced merger with Catalyst which is expected to close in the second half of 2012:

▪	Revenue of $6.8 to $6.9 billion.

▪	EBITDA[1] of $248 to $255 million.

▪	GAAP EPS (fully-diluted) of $1.96 to $2.04.

▪	Adjusted EPS[1] (fully-diluted) of $2.37 to $2.45 (excluding all transaction-related amortization).

Notice of Conference Call
SXC will host a conference call on Thursday, May 3, 2012, at 8:30 a.m. ET to discuss its financial results. Mark Thierer, Chairman and CEO, and Jeff Park, EVP and CFO, will co-chair the call. This call is being webcast and can be accessed from the IR Events page of the SXC Health Solutions web site at www.sxc.com.  An archived replay of the webcast will be available for 90 days.

1Non-GAAP Financial Measures
SXC reports its financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). SXC's management also evaluates and makes operating decisions using various other measures. Two such measures are Adjusted EPS and EBITDA, which are non-GAAP financial measures. SXC's management believes that these two measures provide useful supplemental information regarding the performance of SXC's business operations.

Adjusted EPS adds back the impact of all amortization of intangible asset expenses, net of tax. Amortization of intangible asset expense arises from the acquisition of intangible assets in connection with the Company's business acquisitions. SXC excludes acquisition-related amortization expense from EPS because it believes (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of SXC's business operations and (ii) such expenses can vary significantly between periods as a result of new acquisitions and full amortization of previously acquired intangible assets.

SXC Health Solutions Corp.

Investors should note that the use of these intangible assets contributes to revenue in the periods presented as well as future periods and should also note that such expenses will recur in future periods.

EBITDA is a non-GAAP measure that management believes is a useful supplemental measure of operating performance prior to interest and other expense, net, income taxes, depreciation and amortization. Management believes it is useful to exclude these expenses as they are essentially non-cash or non-operating amounts that cannot be influenced by management in the short term.

The 2012 full year guidance of EBITDA was computed using the Company's estimated 2012 earnings before interest, taxes, depreciation and amortization. Adjusted EPS was computed by taking the Company's GAAP EPS (fully-diluted) guidance and adding back the expected impact of all acquisition-related amortization expense totaling approximately $41 million less an estimated 34% tax rate.

Adjusted prescription claim volume equals SXC's Mail Service prescriptions multiplied by three, plus its retail and specialty prescriptions. The Mail Service prescriptions are multiplied by three to adjust for the fact that they typically include approximately three times the amount of product days supplied compared with retail prescriptions.

Management believes that Adjusted EPS, EBITDA and adjusted prescription claim volume provide useful supplemental information to management and investors regarding the performance of the Company's business operations and facilitate comparisons to its historical operating results. Management also uses this information internally for forecasting and budgeting as it believes that the measures are indicative of the Company's core operating results. Note, however, that these items are performance measures only, and do not provide any measure of the Company's cash flow or liquidity. Non-GAAP financial measures should not be considered as a substitute for measures of financial performance in accordance with GAAP, and investors and potential investors are encouraged to review the reconciliations of Adjusted EPS and EBITDA to their most directly comparable GAAP measure.

Adjusted EPS and EBITDA do not have standardized meanings prescribed by GAAP. The Company's method of calculating these items may differ from the methods used by other companies and, accordingly, may not be comparable to similarly titled measures used by other companies. Reconciliations of EBITDA to net income and GAAP EPS (fully-diluted) to adjusted EPS (fully-diluted) are shown below:

EBITDA Reconciliation	Three Months Ended March 31,
(in thousands)	2012	2011
	(unaudited)
Net Income (GAAP)	$26,342	$18,271
Add:
Depreciation of property and equipment	3,055	2,330
Amortization of intangible assets	10,318	3,560
Interest and other expense, net	1,240	287
Income tax expense	13,419	9,068
EBITDA	$54,374	$33,516

SXC Health Solutions Corp.

Adjusted EPS Reconciliation
(in thousands, except per share data)
	Three Months Ended March 31,
	2012		2011
	Operational Results	Per Diluted Share	Operational Results	Per Diluted Share
Net income (GAAP)	$26,342	$0.42	$18,271	$0.29
Amortization of intangible assets	10,318	0.16	3,560	0.06
Tax effect of reconciling item	(3,477)	(0.06)	(1,181)	(0.02)
Non-GAAP net income	$33,183	$0.52	$20,650	$0.33

About SXC Health Solutions Corp.
SXC Health Solutions Corp. is a leading provider of pharmacy benefits management (PBM) services and Health Care Information Technology (HCIT) solutions to the healthcare benefits management industry. The Company's product offerings and solutions combine a wide range of PBM services and software applications, application service provider (ASP) processing services and professional services, designed for many of the largest organizations in the pharmaceutical supply chain, such as health plans, employers, federal, provincial, and, state and local governments, pharmacy benefit managers, retail pharmacy chains and other healthcare intermediaries. SXC is headquartered in Lisle, Illinois with multiple locations in the US and Canada.

For more information please visit www.sxc.com.

Forward-Looking Statements
Certain statements included herein, including those that express management's expectations or estimates of our future performance, constitute "forward-looking statements" within the meaning of applicable securities laws.  Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management at this time, are inherently subject to significant business, economic and competitive uncertainties and contingencies.  We caution that such forward-looking statements involve known and unknown risks, uncertainties and other risks that may cause our actual financial results, performance, or achievements to be materially different from our estimated future results, performance or achievements expressed or implied by those forward-looking statements.  Numerous factors could cause actual results to differ materially from those in the forward-looking statements, including without limitation, our ability to achieve increased market acceptance for our product offerings and penetrate new markets; consolidation in the healthcare industry; the existence of undetected errors or similar problems in our software products; our ability to identify and complete acquisitions, manage our growth and integrate acquisitions; our ability to compete successfully; potential liability for the use of incorrect or incomplete data; the length of the sales cycle for our healthcare software solutions; interruption of our operations due to outside sources; our dependence on key customers; maintaining our intellectual property rights and litigation involving intellectual property rights; our ability to obtain, use or successfully integrate third-party licensed technology; compliance with existing laws, regulations and industry initiatives and future change in laws or regulations in the healthcare industry; breach of our security by third parties; our dependence on the expertise of our key personnel; our access to sufficient capital to fund our future requirements; and potential write-offs of goodwill or other intangible assets. This list is not exhaustive of the factors that may affect any of our forward-looking statements. Other factors that should be considered are discussed from time to time in SXC's filings with the U.S. Securities and Exchange Commission, including the risks and uncertainties discussed under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in our 2011Annual Report on Form 10-K and subsequent Form 10-Qs, which are available at www.sec.gov. Investors are cautioned not to put undue reliance on forward-looking statements. All subsequent written and oral forward-looking statements attributable to SXC or persons acting on our behalf are expressly qualified in their entirety by this notice. We disclaim any intent or obligation to update

SXC Health Solutions Corp.

publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

Certain of the assumptions made in preparing forward-looking information and management's expectations include: maintenance of our existing customers and contracts, our ability to market our products successfully to anticipated customers, the impact of increasing competition, the growth of prescription drug utilization rates at predicted levels, the retention of our key personnel, our customers continuing to process transactions at historical levels, that our systems will not be interrupted for any significant period of time, that our products will perform free of major errors, our ability to obtain financing on acceptable terms and that there will be no significant changes in the regulation of our business.

Catalyst Transaction Forward-Looking Statements
In addition, numerous factors could cause actual results with respect to the proposed Catalyst transaction to differ materially from those in the forward-looking statements, including without limitation, the possibility that the expected efficiencies and cost savings from the proposed Catalyst transaction will not be realized, or will not be realized within the expected time period; the risk that the SXC and Catalyst businesses will not be integrated successfully; the ability to obtain governmental approvals of the proposed transaction on the proposed terms and schedule contemplated by the parties; the failure of shareholders of SXC or Catalyst to approve the proposed transaction; disruption from the proposed transaction making it more difficult to maintain business and operational relationships; the risk of customer attrition; the possibility that the proposed transaction does not close, including, but not limited to, due to the failure to satisfy the closing conditions; and the ability to obtain the financing contemplated to fund a portion of the consideration to be paid in the proposed transaction and the terms of such financing.

For more information, please contact:

Tony Perkins
Investor Relations
SXC Health Solutions Corp.
(630) 577-4871
tony.perkins@sxc.com

SXC Health Solutions Corp.

SXC HEALTH SOLUTIONS CORP.
Consolidated Balance Sheets
(in thousands, except share data)

	March 31, 2012	December 31, 2011
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$259,437	$341,382
Restricted cash	12,682	12,017
Accounts receivable, net of allowance for doubtful accounts of $2,122 (2011 — $2,725)	292,471	240,425
Rebates receivable	46,970	33,834
Prepaid expenses and other current assets	7,765	6,409
Inventory	21,469	19,554
Deferred income taxes	8,526	9,642
Total current assets	649,320	663,263
Property and equipment, net of accumulated depreciation of $46,360 (2011 — $43,304)	27,531	21,658
Goodwill	464,902	291,045
Other intangible assets, net of accumulated amortization of $58,390 (2011 — $48,072)	136,589	69,777
Other assets	5,789	4,564
Total assets	$1,284,131	$1,050,307

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$16,758	$19,679
Accrued expenses and other current liabilities	95,755	66,729
Pharmacy benefit management rebates payable	69,223	59,235
Pharmacy benefit claims payable	263,353	199,701
Total current liabilities	445,089	345,344
Deferred income taxes	20,419	18,361
Long term debt	100,000	—
Other liabilities	7,331	15,564
Total liabilities	572,839	379,269
Commitments and contingencies
Shareholders’ equity
Common shares: no par value, unlimited shares authorized; 62,874,070 shares issued and outstanding at March 31, 2012 (December 31, 2011 — 62,383,661 shares)	411,826	394,769
Additional paid-in capital	34,791	37,936
Retained earnings	264,675	238,333
Total shareholders’ equity	711,292	671,038
Total liabilities and shareholders’ equity	$1,284,131	$1,050,307

SXC Health Solutions Corp.

SXC HEALTH SOLUTIONS CORP.
Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended March 31,
	2012	2011
	(unaudited)

Revenue	$1,717,097	$1,097,652
Cost of revenue	1,606,708	1,034,074
Gross profit	110,389	63,578
Expenses:
Product development costs	3,074	3,360
Selling, general and administrative	53,640	27,438
Depreciation of property and equipment	2,356	1,594
Amortization of intangible assets	10,318	3,560
	69,388	35,952
Operating income	41,001	27,626
Interest and other expense, net	1,240	287
Income before income taxes	39,761	27,339
Income tax expense (benefit):
Current	13,655	8,609
Deferred	(236)	459
	13,419	9,068
Net income	$26,342	$18,271
Earnings per share:
Basic	$0.42	$0.30
Diluted	$0.42	$0.29
Weighted average number of shares used in computing earnings per share:
Basic	62,528,683	61,801,036
Diluted	63,284,479	63,532,241

SXC Health Solutions Corp.

SXC HEALTH SOLUTIONS CORP.
Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended March 31,
	2012	2011
	(unaudited)
Cash flows from operating activities:
Net income	$26,342	$18,271
Items not involving cash:
Stock-based compensation	2,789	1,683
Depreciation of property and equipment	3,055	2,330
Amortization of intangible assets	10,318	3,560
Deferred lease inducements and rent	51	(122)
Deferred income taxes	(236)	459
Tax benefit on stock-based compensation plans	(7,789)	(3,323)
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(31,842)	(78,169)
Rebates receivable	(8,777)	322
Restricted cash	(665)	(12)
Prepaid expenses and other current assets	144	(778)
Inventory	(1,602)	(2,183)
Income taxes	5,887	8,219
Accounts payable	(4,032)	6,532
Accrued expenses and other current liabilities	7,630	(7,782)
Pharmacy benefit claims payable	48,761	52,720
Pharmacy benefit management rebates payable	7,225	(160)
Other	(1,048)	(785)
Net cash provided by operating activities	56,211	782
Cash flows from investing activities:
Acquisition, net of cash acquired	(243,178)	—
Purchases of property and equipment	(6,141)	(1,198)
Net cash used by investing activities	(249,319)	(1,198)
Cash flows from financing activities:
Proceeds from issuance of debt	100,000	—
Tax benefit on stock-based compensation plans	7,789	3,323
Proceeds from exercise of options	3,334	1,758
Net cash provided by financing activities	111,123	5,081
Effect of foreign exchange on cash balances	40	(20)
(Decrease) increase in cash and cash equivalents	(81,945)	4,645
Cash and cash equivalents, beginning of period	341,382	321,284
Cash and cash equivalents, end of period	$259,437	$325,929